EXHIBIT 99.1



           NTL COMPLETES ACQUISITION OF FRANCE TELECOM'S "1G NETWORKS"


NEW YORK, NEW YORK (December 3, 1999) - NTL Incorporated (NASDAQ:  NTLI; EASDAQ:
NTLI) announced that it has completed the purchase of the final franchise area in its previously announced acquisition of the "1G Networks" of France, its first broadband venture in Continental Europe. In May 1999, following a competitive tendering process, France Telecom and France Telecom Cable announced that NTL was the winning bidder to acquire the 1G Networks of France Telecom representing five franchise areas and over 266,000 franchise homes. The purchase of four of the five franchises was completed in August 1999. NTL acquired the 1G Networks for 350.9 million French Francs (approximately US $53.7 million).

The 1G networks are principally in the Greater Paris area, providing NTL with a strategic entry point into France. The 1G Networks provide multi-channel television services in four franchise areas in Ile-de-France (Greater Paris) totalling 176,000 homes and a further 90,000 homes in Toulon, France's tenth largest city along the southern coast. The 1G Networks currently have 50,700 basic and 25,300 master antenna subscribers. NTL holds exclusive licenses to provide analog and digital television services over the 1G Networks and intends to complement TV services with telephone and Internet services in the future.

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For  further  information  contact:  In the U.S.:  John F.  Gregg,  Senior  Vice
President-Chief Financial Officer; Tamar Gerber, Associate Director-Corporate Development; or Richard J. Lubasch, Executive Vice President-General Counsel; in the UK: Alison Smith at 01252-402-662; Aizad Hussain, Director-Corporate Development at 01719-092-005, or via e-mail at investor_relations@ntli.com